                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

           MENTOR GRAPHICS SETS SPECIAL MEETING OF QUICKTURN STOCKHOLDERS
                                FOR OCTOBER 29, 1998


           -- PROXY MATERIALS BEING MAILED TODAY TO QUICKTURN STOCKHOLDERS NAME FIVE INDEPENDENT DIRECTOR NOMINEES TO REPLACE QUICKTURN BOARD --


     -- MENTOR GRAPHICS PRESIDENT/CEO WALDEN C. RHINES, IN LETTER TO QUICKTURN
         STOCKHOLDERS, DESCRIBES QUICKTURN BOARD'S ENTRENCHING ACTIONS THAT
             PREVENT STOCKHOLDERS FROM REALIZING BENEFITS OF MENTOR'S
                   $12.125 PER SHARE ALL-CASH, PREMIUM OFFER --


WILSONVILLE, ORE., SEPTEMBER 11, 1998 -- Mentor Graphics Corporation (Nasdaq:
MENT) today announced that, having received more than the requisite level of support from the stockholders of Quickturn Design Systems, Inc. (Nasdaq: QKTN), it has called a Special Meeting of the stockholders for October 29, 1998.


The purpose of the Special Meeting is to vote on replacing the Quickturn Board of Directors with a slate of independent directors nominated by Mentor Graphics. If the nominees are elected, Mentor Graphics expects that, subject to their fiduciary duties to all Quickturn stockholders, the nominees will take the steps necessary to facilitate the stockholders' ability to accept Mentor's $12.125 per share all-cash offer at the earliest practicable date.


The record date for Quickturn stockholders to be able to vote at the Special Meeting is September 10, 1998.


In its proxy materials, which are first being mailed today, Mentor asks Quickturn stockholders to consider for themselves the actions the Quickturn Board took two weeks after the commencement of Mentor's tender offer. These actions included:


- Amending Quickturn's "dead hand poison pill" to make it impossible for a new board elected by a majority of Quickturn's stockholders to take the steps necessary to approve Mentor's all-cash offer and related merger proposal for at least six months after the Special Meeting election.


- Adopting certain anti-takeover bylaw amendments which impose a minimum delay of 90 to 100 days before Quickturn stockholders can vote to remove the Board that is opposing Mentor's offer--even if stockholders representing a majority of Quickturn's stockholders fully support that offer.


In a letter sent today by Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics, to Quickturn stockholders along with the proxy materials, Dr. Rhines wrote: "The effect of these desperate anti-takeover tactics is to delay greatly consummation of our offer and subject Quickturn stockholders to unreasonable and unnecessary market and business risk."


                                        (more)

In the letter, Dr. Rhines also described Mentor's position that Quickturn's Board and management have failed to deliver value to the company's stockholders, citing as reasons to support the position the fact that Quickturn has generated earnings per share significantly below consensus analyst estimates in three of the last four quarters; the fact that Quickturn's earnings have declined each year since 1996; and the fact that, following a less than one percent revenue increase in 1997, Quickturn revenues for the first six months of 1998 have actually declined from the comparable 1997 period.


Dr. Rhines said: "We believe that Quickturn's Board and management have had more than enough time to implement a successful business plan for the benefit of its stockholders. In our opinion," he said, "they have failed to deliver value."


Dr. Rhines asked: "How can the Quickturn Board claim that our offer of $12.125 per share is 'inadequate,' when, less than a month before our offer commenced, the Board itself lowered the exercise price of all 1.9 million employee stock options to $7.44 per share? We believe the Quickturn Board would only have taken this drastic action if it believed that the Company's business had been significantly impaired and that the options as repriced accurately reflected fair market value."


He added: "The primary beneficiaries of this repricing were the Company's senior managers. Obviously, stockholders cannot reprice their shares."


At the Special Meeting, Quickturn stockholders will be asked to elect as directors a slate of five Board nominees to replace the incumbent Quickturn Board. The five individuals nominated by Mentor Graphics are: Gideon Argov, Chairman, President and CEO of Kollmorgen Corporation; Scott H. Bice, Dean of the University of Southern California Law Center; Harry L. Demorest, Chief Executive Officer of Columbia Forest Products, Inc.; C. Scott Gibson, President of Gibson Enterprises; and Michael J.K. Savage, Managing Director of the San Francisco Opera and founder and former President of Savage Petroleum Company.


The full text of the letter from Dr. Rhines being mailed today to Quickturn stockholders together with the proxy materials follows:

                                                              September 11, 1998


Dear Quickturn Stockholder:


For the past month, we have stood ready to discuss our $12.125 per share all-cash, premium offer with the Quickturn Board of Directors. Rather than even discuss this full and fair offer, we believe the Quickturn Board has taken actions to entrench themselves and prevent you from realizing the benefits of our offer.


                                        (more)

Their actions to entrench themselves have forced us to take the steps necessary to call a special meeting to vote on replacing the Quickturn Board of Directors. We are pleased that we have received more than the requisite level of support from the stockholders of Quickturn to call a Special Meeting for October 29, 1998.


We need your support because we believe that the Quickturn Board will only meet with us if you send them a message by giving us your vote.


In deciding whether it is time to replace the Quickturn Board, consider for yourself the actions the Quickturn Board took two weeks after we made our offer:


- The Board amended its "dead hand poison pill" to make it impossible for a new board elected by a majority of Quickturn's stockholders to take the steps necessary to approve Mentor's all-cash offer and related merger proposal--for at least six months after the Special Meeting election.


- The Board also adopted certain anti-takeover bylaw amendments which impose a minimum delay of 90 to 100 days before stockholders can vote to remove the Board that is opposing Mentor's offer--even if stockholders representing a majority of Quickturn's stockholders fully support that offer.


- The effect of these desperate anti-takeover tactics is to delay greatly consummation of our offer and subject Quickturn stockholders to unreasonable and unnecessary market and business risk.


            TO SUPPORT MENTOR'S OFFER AND ENCOURAGE THE QUICKTURN BOARD
                        TO STOP WASTING TIME AND YOUR MONEY,
                             VOTE THE GOLD PROXY TODAY!


While we are seeking to have the Board's actions invalidated in the Delaware courts, we need your support to send the Board a message to stop wasting your money by entrenching themselves and raising roadblocks to our offer.


               VOTE THE GOLD PROXY CARD TO REPLACE QUICKTURN'S BOARD, TELL THEM JUST SAYING NO TO OUR OFFER IS JUST NOT GOOD ENOUGH!


We believe that Quickturn's Board and management have had more than enough time to implement a successful business plan for the benefit of its stockholders. In our opinion, they have failed to deliver value:


- Quickturn has generated earnings per share significantly below consensus analyst estimates in three of the last four quarters.


-    Quickturn's earnings have declined each year since 1996.


                                        (more)

- Following a less than one percent revenue increase in 1997, Quickturn revenues for the first six months of 1998 have actually declined from the comparable 1997 period.


How can the Quickturn Board claim that our offer of $12.125 per share is "inadequate" when, less than a month before our offer commenced, the Board itself lowered the exercise price of all 1.9 million employee stock options to $7.44 per share? We believe the Quickturn Board would only have taken this drastic action if it believed that the Company's business had been significantly impaired and that the options as repriced accurately reflected fair market value.


- The primary beneficiaries of this repricing were the Company's senior managers.


-    Obviously, stockholders cannot reprice their shares.


                     IF THE BOARD WON'T NEGOTIATE WITH MENTOR,
                       WE BELIEVE IT IS TIME TO REPLACE THEM!


We urge you to read our enclosed proxy materials, which discuss the four proposals that we are asking you to vote FOR at the Special Meeting. If the nominees are elected, Mentor Graphics expects that, subject to their fiduciary duties to all stockholders, the nominees will take the steps necessary to facilitate your ability to accept Mentor's all-cash offer at the earliest practicable date.


Unless we are successful in overturning the anti-takeover impediments erected by the current Board, you may be forced to wait more than nine months to get the $12.125 per share in cash that we are offering today.


The five nominees we are nominating are: Gideon Argov, Chairman, President and CEO of Kollmorgen Corporation; Scott H. Bice, Dean of the University of Southern California Law Center; Harry L. Demorest, Chief Executive Officer of Columbia Forest Products, Inc.; C. Scott Gibson, President of Gibson Enterprises; and Michael J.K. Savage, Managing Director of the San Francisco Opera and founder and former President of Savage Petroleum Company.


     WE URGE YOU TO VOTE YOUR GOLD PROXY EARLY TO SEND A STRONG MESSAGE TO THE
                              EXISTING DIRECTORS THAT
                      YOU WANT ACTION NOW--NOT IN NINE MONTHS!


We appreciate your prompt consideration of this extremely important vote. We believe our offer is good for stockholders and good for the customers and the employees of both companies.

                                        Sincerely,

                                        /s/ Walden C. Rhines
                                        Dr. Walden C. Rhines
                                        President and Chief Executive Officer


                                        (more)

                                       * * *


Mentor's tender offer was commenced on August 12, 1998. The offer price of $12.125 per share in cash represents a premium of 51.6 percent over Quickturn's closing price of $8.00 per share on August 11, 1998, the day before the Mentor
offer was announced.   Based on Quickturn's 17,922,518 shares outstanding at
July 31, 1998 (including 591,500 shares owned by Mentor, or approximately
3.3 percent of the total), the transaction is valued at $217 million.


As previously announced, Mentor's tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, October 6, 1998, unless extended. The offer is not subject to any financing condition. The tender offer is subject to terms and conditions including a majority of outstanding Quickturn shares being validly tendered and not withdrawn; redemption or removal of Quickturn's shareholder rights plan; and the inapplicability of the Delaware business combination statute.


As Mentor indicated at the time it commenced its offer, Quickturn's bylaws require that stockholders representing at least 10 percent of the company's
stock execute agent designations to call for a Special Meeting.   Stockholders
representing approximately 17 percent of Quickturn stock have executed such agent designations.


The Offer to Purchase and ancillary documents are available on a Mentor Graphics World Wide Web site at http://www.mentorg.com/file.


The Dealer Manager for the Offer is Salomon Smith Barney. The Information Agent for the Offer is MacKenzie Partners, Inc., which can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.


Contacts: Anne M. Wagner                Roy Winnick
          Vice President, Marketing     Kekst and Company
          503-685-1462                  212-521-4842